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                                                                    Exhibit 10-i




                             ADC TELECOMMUNICATIONS
                        TRANSMISSION MARKET DEVELOPMENT
                           MANAGEMENT INCENTIVE PLAN
                                FISCAL YEAR 1993





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                             ADC TELECOMMUNICATIONS
                        TRANSMISSION MARKET DEVELOPMENT
                           MANAGEMENT INCENTIVE PLAN
                                FISCAL YEAR 1993

I.   PURPOSE

The purpose of the FY 1993 Transmission Market Development Incentive Plan ("Plan") is to reward the strategic positioning of key company products.

II.  EFFECTIVE DATE

The Plan is effective from November 1, 1992 through October 31, 1993 ("Fiscal Year").

III. ADMINISTRATION

This Plan will be administered by a Management Incentive Plan Committee ("Committee") appointed and authorized by the Company's Board of Directors. Subject to the complete and full discretion of the Board of Directors, the Committee is authorized to make all decisions as required in administration of the Plan and to exercise its discretion to define, interpret, construe, apply, and make any exceptions to the terms of the Plan.

IV.  ELIGIBILITY

To qualify for participation under the Plan, the employee must be employed full-time in the ADC Transmission Division as a Sr. Market Manager or Director Market Development.

V.   TIME OF PAYMENT

Payments which become due under this Plan will be made as soon as administratively feasible following the close of the Company's fiscal year.

VI.       SUMMARY OF PAYMENT CATEGORIES

A. FITL LAB/FIELD TRIAL BONUS: a bonus of $10,000 will be awarded to an individual for the first sanctioned FITL lab/field trial in each major account (refer to Plan definition). In order to qualify for the bonus, a written customer commitment must be obtained by ADC during the Fiscal Year.

B. SONEPLEX APPROVAL BONUS: A bonus of $5,000 will be awarded to an individual for attainment of Soneplex approval in each major account (refer to Plan definition). In order to qualify for the bonus, written confirmation of product approval must be received by ADC during the Fiscal Year.


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VII. MAJOR ACCOUNT PLAN DEFINITION

For purposes of the Plan, a major account is limited to the following ten organizations: Bell Atlantic, NYNEX, Bell South, Southwestern Bell, PacBell, Ameritech, United Telephone, U.S. West, Bell Canada, and GTE.

VIII.     EFFECT OF CHANGE IN EMPLOYMENT STATUS

A. VOLUNTARY RESIGNATION. A participant who voluntarily resigns full-time employment prior to the end of the Fiscal year will relinquish all right to any payment under the Plan.

B. CHANGE BASED UPON UNSATISFACTORY JOB PERFORMANCE. A participant who is involuntarily terminated or transferred to a non-eligible position for reasons of unsatisfactory job performance will relinquish all right to any payment under this plan.

C. CHANGE BASED UPON JOB ELIMINATION. Subject to the approval of the Committee, a participant who is involuntarily terminated or transferred to a non-eligible position because of a job elimination may retain the right to a payment based upon the results achieved in the eligible position during the fiscal year.

IX.  AMENDMENT OR TERMINATION OF PLAN

The Board of Directors reserves and retains the right to modify, rescind or terminate this plan in whole or in part, at its sole discretion, and nothing in this Plan limits this right in any way or creates any rights in any employee of future participation in this Plan or any other plan, or constitutes any guarantee of compensation or employment with ADC. Further, neither the Board of Directors nor the Company has any obligation under this Plan or otherwise to adopt this or any other plan in any future fiscal year.